Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (Form S-11 No. 333-223022) of Oaktree Real Estate Income Trust, Inc. (the “Company”) of our report dated October 28, 2019 with respect to the statement of revenues and certain expenses of Two Liberty Center for the year ended December 31, 2018, included in the Company’s Current Report (Form 8-K/A) dated October 28, 2019.

Los Angeles, California
October 28, 2019